GNC Holdings, Inc. Reports Second Quarter 2016 Results

•
Reported EPS increased to $0.94 per diluted share compared with $0.79 per diluted share for the comparable prior year quarter. Second quarter 2016 adjusted EPS increased to $0.79 per diluted share compared with $0.77 per diluted share for the comparable prior year quarter.

•	Same store sales decreased 3.7% in the second quarter 2016 compared with the second quarter 2015.

•	Robert F. Moran appointed interim CEO replacing Mike Archbold who is leaving the Company.

•	Earnings guidance suspended for fiscal 2016.

PITTSBURGH, July 28, 2016 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $673.2 million, a decrease of 2.4% as compared with consolidated revenue of $689.6 million for the second quarter of 2015. As previously announced, beginning in the second quarter of 2016 the Company changed its reportable segments. Revenue in the U.S. & Canada segment decreased by 2.0%, revenue in the International segment decreased 2.5%, and revenue in the Manufacturing/Wholesale segment, excluding intersegment sales increased 5.3%.

Same store sales decreased 3.7% in domestic company-owned stores (including GNC.com sales) in the second quarter of 2016. In domestic franchise locations, same store sales decreased 6.6% in the second quarter of 2016.

For the second quarter of 2016, the Company reported net income of $64.0 million compared with net income of $67.4 million in the second quarter of 2015. Diluted earnings per share were $0.94 for the second quarter of 2016, compared with diluted earnings per share of $0.79 in the second quarter of 2015. Adjusted EPS, excluding the benefit of a $16.9 million pre-tax gain related to the sale of 86 company-owned stores to franchisees, were $0.79 for the second quarter of 2016 compared with adjusted EPS of $0.77 in the comparable prior year quarter.

Earlier today, the Company also announced the appointment of Robert F. Moran as Interim Chief Executive Officer. Mr. Moran replaces Mike Archbold who is leaving the Company. Mr. Moran commented, “Our results for the quarter were disappointing and we are focused on addressing those areas where we can drive a meaningful impact on the business in the shortest period of time. We clearly have work to do to reverse the current trends, but I am confident in our business and the GNC brand and I am committed to working closely with our talented team to deliver improved performance. As we do so, we will continue the previously announced comprehensive review of strategic and financial alternatives.”

Segment Operating Performance

U.S. & Canada (Includes: Company-owned stores in the U.S., Puerto Rico and Canada, franchise stores in the U.S. and e-commerce)

For the second quarter of 2016, the U.S. & Canada segment revenue decreased $11.7 million, or 2.0%, to $570.9 million compared with $582.6 million in the prior year quarter. The segment’s revenue decline is due to decreases in same store sales in both company-owned and franchise stores. Domestic same store sales declines of 3.7%, which includes GNC.com, were primarily due to continued negative trends in the vitamin and food/drink categories, which more than offset the timing of the Easter holiday (March in the current year compared with April in the prior year) around which sales historically are low. Our all store promotional events were not enough to offset the unexpected decline in retail traffic late in the quarter.

Domestic franchise revenue decreased $1.9 million to $86.5 million in the current quarter compared with $88.4 million in the prior year quarter due to lower wholesale sales and royalties as an overall decline more than offset the earlier timing of our annual franchise convention, which resulted in higher sales in the current quarter as compared with the prior year quarter. Our franchisees did not participate in all corporate promotions and our expanded assortment initiative has been adopted by approximately half of our franchise stores compared with the significant majority of our corporate stores as of June 30, 2016; as a result, our franchisees reported lower retail same store sales as compared with our corporate stores, or negative 6.6% in the second quarter of 2016.

Operating income decreased slightly to $104.5 million for the three months ended June 30, 2016 compared with $105.5 million for the same period in 2015. Operating income as a percentage of segment revenue was 18.3% in the current quarter compared with 18.1% in the prior year quarter. Excluding refranchising gains of $16.9 million and $1.1 million in the current quarter and prior year quarter, respectively, operating income decreased to $87.7 million compared with $104.4 million and was 15.4% and 17.9% of segment revenue. The decrease in operating income percentage was due primarily to lower product margin rate in our GNC.com business and expense deleverage associated with negative same store sales.

International (Includes: Franchise locations in approximately 50 countries, The Health Store and China operations)

Revenues in our International segment decreased $1.1 million, or 2.5%, to $43.1 million in the current quarter compared with $44.2 million in the prior year quarter. Wholesale sales and royalties from franchisees decreased by $2.6 million primarily relating to Mexico, Turkey and Chile, partially offset by the earlier timing of our annual franchise convention, which resulted in higher sales in the current quarter compared with the prior year quarter. Our international franchisees reported negative same store sales of 1.6% in the current quarter excluding the impact of foreign exchange rates relative to the U.S. dollar. Partially offsetting the decrease in revenue was an increase in revenue of $1.5 million associated with our China business.

Operating income decreased $2.1 million, or 13.0%, to $13.6 million for the three months ended June 30, 2016 compared with $15.7 million in the prior year quarter. Operating income was 31.7% of segment revenue in the current quarter compared with 35.5% in the prior year quarter. The decrease in operating income percentage was primarily due to a bad debt allowance with a franchisee recorded in the current quarter along with the comparative effect of the reversal of a previously established bad debt allowance with a franchisee in the prior year quarter. In addition, a foreign currency loss of $0.4 million was recorded in the current quarter.

Manufacturing / Wholesale (Includes: Manufactured product sold to other segments, third-party contract manufacturing and sales to wholesale partners)

Revenues in our Manufacturing / Wholesale segment, excluding intersegment sales, increased $3.0 million, or 5.3%, to $59.2 million compared with $56.2 million in the prior year quarter. Third-party contract manufacturing sales increased $5.2 million, or 18.3%, to $33.7 million for the quarter compared with $28.5 million in the prior year quarter. This increase was partially offset by a decrease in wholesale sales of $2.2 million, or 8.1%. Intersegment sales decreased $16.4 million from $73.0 million in the prior year quarter to $56.6 million in the current quarter primarily due to lower proprietary sales.

Operating income decreased $3.2 million, or 15.0%, to $17.9 million for the three months ended June 30, 2016 compared with $21.1 million in the prior year quarter.  Operating income as a percentage of segment revenue decreased from 16.3% in the prior year quarter to 15.5% in the current quarter primarily due to lower intersegment sales, which resulted in unfavorable manufacturing variances, and a higher mix of third-party contract manufacturing sales, which generally contribute lower margins.

Refranchising Store Strategy

Consistent with its previously announced refranchising strategy, the Company completed the conversion of 86 corporate stores during the second quarter of 2016, of which 84 stores were sold to one franchisee, and recorded a pre-tax gain of $16.9 million. The Company remains on track to meet its 2016 goal to refranchise 200 company-owned stores.

Year-to-Date Performance

For the first six months of 2016, the Company reported consolidated revenue of $1,342.1 million, a decrease of 2.1% compared with consolidated revenue of $1,370.8 million for the first six months of 2015. Revenue in the U.S. & Canada segment decreased by 1.4%, revenue in the International segment decreased 4.6%, and revenue in the Manufacturing/Wholesale segment increased 4.4%, excluding intersegment sales.

For the first six months of 2016, the Company reported net income of $114.8 million, compared with net income of $130.6 million for the first six months of 2015. Diluted earnings per share were $1.62 for the first six months of 2016, compared with diluted earnings per share of $1.50 in the first six months of 2015.

Operating Metrics

As of June 30, 2016, the Company had 3,506 corporate stores in the U.S. and Canada, 1,163 domestic franchise locations, 2,343 Rite Aid franchise store-within-a-store locations and 2,075 international stores. The Company now has 9,087 store locations worldwide.

For the first six months of 2016, the Company generated net cash from operating activities of $130.9 million and invested $20.8 million in capital expenditures. The Company generated free cash flow of $110.5 million (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions). As of June 30, 2016, the Company’s cash and cash equivalents were $48.2 million and long-term debt was $1.59 billion.

Dividends

The Company’s Board of Directors declared a cash dividend of $0.20 per share of its common stock for the third quarter of 2016. The dividend will be payable on or about September 30, 2016 to stockholders of record at the close of business on September 16, 2016. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

2016 Outlook

As the Company conducts its evaluation of the business under new leadership and develops an appropriate course of action to deliver improved results, it has suspended its previous earnings guidance for fiscal 2016.

Mr. Moran stated, “The decision to suspend our fiscal 2016 guidance in no way detracts from our commitment to move quickly to deliver improved performance. We remain confident in GNC’s long-term prospects but believe it is prudent to suspend guidance as we identify actions to address the challenges we are currently facing in our business.”

Conference Call
GNC has scheduled a live webcast to report its second quarter 2016 financial results on July 28, 2016 at 8:30 a.m. Eastern time. To participate on the live call listeners in North America may dial (888) 259-8387 and international listeners may dial (913) 981-5544. In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through August 25, 2016.
About Us
GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
The Company's foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best selves by offering a premium assortment of health, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC Puredge®, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of June 30, 2016, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 2,343 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included as an operational metric same store sales, which is a commonly used statistical measure in the retail industry and is important to the understanding of the Company’s performance. Same store sales growth represents the percentage change in same store point-of-sale retail sales in the period presented compared with the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. The Company includes its internet sales of GNC.com in the domestic retail company-owned same store sales calculation. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store of a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. The Company excludes sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude gains on refranchising and certain prior period expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(unaudited)
Revenue	$673,218	$689,564	$1,342,123	$1,370,829
Cost of sales, including warehousing, distribution and occupancy	434,520	433,232	867,580	865,064
Gross profit	238,698	256,332	474,543	505,765
Selling, general, and administrative	138,984	140,090	282,056	279,858
Gains on refranchising	(16,885)	(1,149)	(17,900)	(1,491)
Other loss (income), net	375	(247)	98	155
Operating income	116,224	117,638	210,289	227,243
Interest expense, net	15,275	11,644	29,718	23,159
Income before income taxes	100,949	105,994	180,571	204,084
Income tax expense	36,921	38,637	65,728	73,457
Net income	$64,028	$67,357	$114,843	$130,627
Earnings per share:
Basic	$0.94	$0.79	$1.63	$1.51
Diluted	$0.94	$0.79	$1.62	$1.50
Weighted average common shares outstanding:
Basic	68,176	85,501	70,627	86,677
Diluted	68,303	85,777	70,760	86,934

Note: The presentation of certain amounts in the consolidated financial statements of prior periods have been revised to conform to the current periods presented with no impact on previously reported net income or stockholders’ equity.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$64,028	$0.94	$67,357	$0.79
Gains on refranchising	(16,885)	(0.25)	(1,149)	(0.02)
Other SG&A related to legal accrual and reversal of international franchise receivable reserve	—	—	(652)	(0.01)
Tax effect	6,643	0.10	659	0.01
Adjusted	$53,786	$0.79	$66,215	$0.77

Weighted average diluted common shares outstanding	68,303		85,777

	Six months ended June 30,
	2016		2015
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$114,843	$1.62	$130,627	$1.50
Gains on refranchising	(17,900)	(0.25)	(1,491)	(0.02)
Other SG&A related to legal accrual and reversal of international franchise receivable reserve	—	—	1,187	0.02
Correction of an immaterial error	—	—	2,762	0.03
Tax effect	7,655	0.11	(885)	(0.01)
Adjusted	$104,598	$1.48	$132,200	$1.52

Weighted average diluted common shares outstanding	70,760		86,934

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Current assets:
Cash and cash equivalents	$48,220	$56,462
Receivables, net	158,349	142,486
Inventory	602,679	555,885
Deferred income taxes	10,927	10,916
Prepaid and other current assets	40,730	27,114
Total current assets	860,905	792,863
Long-term assets:
Goodwill	646,796	649,892
Brands	720,000	720,000
Other intangible assets, net	115,181	119,204
Property, plant and equipment, net	222,956	230,535
Deferred income taxes	3,358	3,358
Other long-term assets	33,416	38,555
Total long-term assets	1,741,707	1,761,544
Total assets	$2,602,612	$2,554,407
Current liabilities:
Accounts payable	$185,767	$152,099
Current portion of long-term debt	4,550	4,550
Deferred revenue and other current liabilities	127,859	121,062
Total current liabilities	318,176	277,711
Long-term liabilities:
Long-term debt	1,590,193	1,444,628
Deferred income taxes	305,650	304,491
Other long-term liabilities	57,348	59,016
Total long-term liabilities	1,953,191	1,808,135
Total liabilities	2,271,367	2,085,846
Stockholders’ equity:
Common stock	114	114
Additional paid-in capital	918,479	916,128
Retained earnings	1,144,795	1,058,148
Treasury stock, at cost	(1,725,349)	(1,496,180)
Accumulated other comprehensive loss	(6,794)	(9,649)
Total stockholders’ equity	331,245	468,561
Total liabilities and stockholders’ equity	$2,602,612	$2,554,407

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2016	2015
	(unaudited)
Cash flows from operating activities:
Net income	$114,843	$130,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	28,209	28,628
Amortization of debt costs	6,245	925
Stock-based compensation	2,949	3,080
Gains on refranchising	(17,900)	(1,491)
Changes in assets and liabilities:
Decrease (increase) in receivables	15,121	(459)
(Increase) in inventory	(53,073)	(348)
(Increase) in prepaid and other current assets	(11,715)	(4,624)
Increase in accounts payable	36,751	17,549
Increase in deferred revenue and accrued liabilities	6,558	11,687
Other operating activities	2,901	(1,379)
Net cash provided by operating activities	130,889	184,195

Cash flows from investing activities:
Capital expenditures	(20,809)	(20,131)
Refranchising proceeds	1,831	1,051
Store acquisition costs	(1,395)	(962)
Net cash used in investing activities	(20,373)	(20,042)

Cash flows from financing activities:
Borrowings under revolving credit facility	182,000	—
Payments on revolving credit facility	(40,000)	—
Payments on term loan facility	(2,275)	(2,400)
Debt issuance costs	(1,712)	—
Proceeds from exercise of stock options	305	1,075
Gross excess tax benefits from stock-based compensation	156	475
Minimum tax withholding requirements	(622)	(423)
Cash paid for treasury stock	(229,169)	(164,798)
Dividends paid to shareholders	(27,974)	(31,017)
Net cash used in financing activities	(119,291)	(197,088)

Effect of exchange rate changes on cash and cash equivalents	533	(121)
Net increase in cash and cash equivalents	(8,242)	(33,056)
Beginning balance, cash and cash equivalents	56,462	133,834
Ending balance, cash and cash equivalents	$48,220	$100,778

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Six months ended June 30,
	2016	2015
	(unaudited)
Net cash provided by operating activities	$130,889	$184,195
Capital expenditures	(20,809)	(20,131)
Refranchising proceeds	1,831	1,051
Store acquisition costs	(1,395)	(962)
Free cash flow	$110,516	$164,153

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in thousands)
Revenue:
U.S. and Canada	$570,943	$582,584	$1,145,543	$1,161,522
International	43,077	44,159	79,919	83,783
Manufacturing / Wholesale:
Intersegment revenues	56,556	72,984	119,587	139,238
Third-party	59,198	56,233	116,661	111,757
Subtotal Manufacturing / Wholesale	115,754	129,217	236,248	250,995
Total reportable segment revenues	729,774	755,960	1,461,710	1,496,300
Other	—	6,588	—	13,767
Elimination of intersegment revenues	(56,556)	(72,984)	(119,587)	(139,238)
Total revenue	$673,218	$689,564	$1,342,123	$1,370,829
Operating income:
U.S. and Canada	$104,549	$105,519	$190,850	$206,073
International	13,649	15,694	26,752	31,908
Manufacturing / Wholesale	17,891	21,060	36,324	41,067
Total reportable segment operating income	136,089	142,273	253,926	279,048
Unallocated corporate and other costs:
Corporate costs	(19,865)	(23,547)	(43,626)	(49,324)
Other	—	(1,088)	(11)	(2,481)
Subtotal unallocated corporate and other costs	(19,865)	(24,635)	(43,637)	(51,805)
Total operating income	$116,224	$117,638	$210,289	$227,243

Segment operating income %:
U.S. and Canada	18.3%	18.1%	16.7%	17.7%
International	31.7%	35.5%	33.5%	38.1%
Manufacturing/Wholesale	15.5%	16.3%	15.4%	16.4%
Consolidated	17.3%	17.1%	15.7%	16.6%

Comp store sales - domestic, including GNC.com	(3.7)%	(2.7)%	(3.2)%	(3.5)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Six months ended June 30,
	2016	2015
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,584	3,487
Store openings	30	47
Acquired franchise stores(b)	10	20
Franchise conversions(c)	(90)	(7)
Store closings	(28)	(17)
End of period balance	3,506	3,530
Domestic Franchise:
Beginning of period balance	1,084	1,070
Store openings	13	13
Acquired franchise stores(b)	(10)	(19)
Franchise conversions(c)	90	7
Store closings	(14)	(4)
End of period balance	1,163	1,067
International(d):
Beginning of period balance	2,095	2,150
Store openings	43	36
Store closings	(63)	(83)
End of period balance	2,075	2,103
Store-within-a-store (Rite Aid):
Beginning of period balance	2,327	2,269
Store openings	19	36
Store closings	(3)	(1)
End of period balance	2,343	2,304
Total Stores	9,087	9,004
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and 10 locations of The Health Store.

Contacts:
Investors:    Amy Greene, Vice President - Investor & Government Relations, (412) 288-4744; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com